FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS ACHIEVING RECORD FISCAL
YEAR NET INCOME

MENLO PARK, CA – July 24, 2007 — Landec Corporation (Nasdaq: LNDC), today reported record net income for fiscal year 2007. The net income for fiscal year 2007 includes the significant benefit from the sale of the Company’s former direct marketing and sales seed company, Fielder’s Choice Direct (FCD), to American Seeds, Inc. (ASI), a wholly owned subsidiary of Monsanto Company (Monsanto), on December 1, 2006. In conjunction with the sale of FCD, the Company also entered into a long-term licensing agreement with Monsanto for the use of Landec’s Intellicoat® polymer coating technology, further validating the value of Landec’s proprietary technologies.

Revenues for fiscal year 2007 were $210.5 million versus revenues of $232.0 million for fiscal year 2006. The decrease in revenues reflects the absence of revenues from FCD during the second half of fiscal year 2007 due to the sale of FCD on December 1, 2006. Net income for fiscal year 2007 was a record $29.2 million or $1.07 per diluted share compared to net income of $8.7 million or $0.32 per diluted share in the prior year. Net income for fiscal year 2007 includes the income from the sale of FCD of $20.2 million, net of expenses and income taxes.

Revenues for the fourth quarter were $51.2 million versus revenues of $71.3 million for the same period a year ago. The Company reported net income for the fourth quarter of $4.4 million or $0.16 per diluted share compared to net income of $6.7 million or $0.24 per diluted share for the same period last year. The revenue and net income results in the fourth quarter of fiscal year 2007 reflect the absence of both revenues and net income from the FCD seed business which historically generated a large majority of its revenues and net income during Landec’s fourth fiscal quarter when it shipped most of its hybrid seed corn to farmers.

“Included in the Company’s revenues for the fiscal fourth quarter of 2006 and all of fiscal year 2006 were revenues from FCD of $24.6 million and $32.9 million, respectively, compared to virtually no revenues in fiscal year 2007 due to the sale of FCD. Included in net income for fiscal year 2007 were operating losses of $5.8 million at Landec Ag incurred prior to the sale of FCD and these seed business losses will not be recurring in the future due to the sale of FCD to ASI,” stated Gary Steele, President and Chief Executive Officer of Landec. “During the second half of fiscal year 2007, the Company recognized $2.7 million of revenues and income from the Intellicoat license agreement with Monsanto.”

“We are very pleased with our fiscal year 2007 results,” continued Steele. “During fiscal year 2007 we (1) grew our core specialty packaging vegetable business by 14% compared to last fiscal year, (2) added an important strategic partner in Monsanto Company, (3) sold our direct marketing and sales seed business for $50 million in cash to ASI, (4) increased our future annual license revenues and income by $5.4 million per year as a result of the five year agreement with Monsanto, (5) continued to expand shipments of our BreatheWay® packaging technology to Chiquita Brands International, Inc. (Chiquita) for its Chiquita-To-Go™ banana program for convenience stores and initiated shipments of our BreatheWay packaging technology to Chiquita for its retail grocery store trials, and (6) announced the funded development program with Natick Soldier Research Center, a branch of the U.S. Military, for further developing the BreatheWay packaging technology for use in distributing fresh fruits and vegetables to selective military deployments worldwide. In addition, we met our goal to grow overall revenues by 10% to 15%, excluding Landec Ag and Apio’s commission trading business compared to fiscal year 2006, while increasing overall net income by 65% to 75% excluding the benefit from the sale of FCD and excluding the operating losses of Landec Ag prior to the sale of FCD.”

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, President and CEO of Apio reported, “During the fourth quarter, sales of our value-added specialty packaging vegetable products grew 12% to $40.8 million compared to $36.5 million in the same period last year. For fiscal year 2007, sales of our value-added specialty packaging vegetable products grew 14% to $154.7 million compared to $136.1 million in the prior year. Partially offsetting the growth in Apio’s value-added business during fiscal year 2007 was a decrease in revenues from Apio’s commission trading business of 14% to $49.7 million compared to fiscal year 2006. Commission trading revenues increased 5% during the fourth quarter of fiscal year 2007 compared to the same period last year.”

“Apio’s commission trading business consists of two distinct businesses,” explained Tompkins. “One business is the domestic commodity buy/sell business which is marginally profitable and therefore the Company decided to significantly shrink this business from revenues of $7.7 million in fiscal year 2006 to revenues of $3.3 million in fiscal year 2007. The other business is the export trading business which has historically been predictably profitable with relatively flat revenues year over year. However, in fiscal year 2007 revenues in the export trading business decreased $3.9 million compared to fiscal year 2006 due to weather-related shortages of export produce.”

“Apio’s value-added vegetable products business also experienced weather-related shortages of contracted produce during several periods of fiscal year 2007 which negatively impacted our gross margins for our value-added business,” continued Tompkins. “For fiscal year 2007, Apio’s gross margins from value-added vegetable products decreased to 15% from 17% in fiscal year 2006. However, due to the increase in value-added revenues, gross profits increased $404,000 to $23.4 million compared to fiscal year 2006. During the first quarter of fiscal year 2007, the weather-related shortages required Apio to procure some supplemental produce items on the open market at costs significantly above contracted prices and in the third fiscal quarter, due to extremely cold temperatures in California, sales volumes decreased and labor costs increased.”

“For the fourth quarter of fiscal year 2007, as a result of an ample supply of good quality produce, Apio’s gross profits from value-added vegetable products increased by 22%, or by $1.2 million, to $6.8 million compared to the fourth quarter of fiscal year 2006. In addition, value-added gross margins increased to 17% during the fourth quarter of fiscal year 2007 compared to 15% in the prior year fourth quarter and compared to 13% in the third quarter of fiscal year 2007,” concluded Tompkins.

Apio’s patented BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere in order to extend the shelf life of the produce. The versatility of the BreatheWay food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and food distributors. Apio is advancing the use of the BreatheWay technology in several product areas including the banana program with Chiquita and with the U.S. military for the shipment of bulk fruits and vegetables to remote locations.

Landec Ag, Inc. — Landec’s Seed Subsidiary

On December 1, 2006, Landec sold FCD, which included the Fielder’s Choice Direct® and Heartland Hybrid® brands, to ASI. The acquisition price for FCD was $50 million in cash paid at the close. The agreement also had a potential earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007. None of this potential earn out was earned. During fiscal year 2007, Landec recorded income from the sale of FCD, net of expenses and taxes, of $20.2 million. The income recorded is equal to the difference between the fair value of FCD of $40 million and its net book value, less expenses and taxes. Management determined the fair value with the assistance of an independent appraiser. In accordance with generally accepted accounting principles, the portion of the $50 million purchase price which exceeded the fair value of FCD, or $10 million, was allocated to the technology license agreement described below and will be recognized as revenue ratably over the five year term of the technology license agreement or $2 million per year beginning December 1, 2006.

On December 1, 2006, Landec also entered into a five-year co-exclusive technology license and polymer supply agreement with Monsanto for the use of Landec’s Intellicoat polymer seed coating technology. As a result of the agreement, Landec will recognize revenue and income of $3.4 million per year for five years in exchange for granting to Monsanto rights to market and sell, and have access to, the technology. In addition, Monsanto has the right to purchase the technology any time during the five year term of the agreement. Monsanto will also fund all operating costs, including all Intellicoat research and development, product development and non-replacement capital costs during the term of the five year agreement.

The $3.4 million in annual license fees, when combined with the $2 million per year in deferred gain, will result in Landec recognizing revenue and income of $5.4 million per year over the term of the five year agreement.

If Monsanto elects to purchase Landec’s technology before the fifth anniversary of the Intellicoat agreement, Monsanto will pay Landec $8 million which will result in Landec recognizing an additional $4 million of license fee revenue at the time of payment and all annual license fees and supply payments that have not been paid to Landec will become due upon the purchase. If Monsanto does not exercise its purchase option by the fifth anniversary of the Intellicoat agreement, Landec will receive a termination fee of $4 million and all rights to the Intellicoat seed coating technology will revert to Landec. If Monsanto exercises its purchase option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec will continue to be the exclusive supplier of Intellicoat polymer materials to Monsanto.

Landec’s Intelimer Supply and Licensing Business

The Company is working with a number of existing and potential customers and partners to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products providing Air Products with the exclusive right to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees for this agreement will be recognized as license revenue over a three year period beginning March 2006. Landec received an upfront licensing fee of $900,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during the second and third years of the agreement with the first installment received in May 2007. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits that are generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials. During the fourth quarter of fiscal year 2007, the Company received only a small amount for its share of profits generated by Air Products from April 1, 2007 through May 27, 2007, since the focus during the initial year of this partnership was on establishing new technical programs around Landec’s Intelimer technology.

In December 2005, Landec entered into an exclusive licensing agreement with Aesthetic Sciences Corporation. Aesthetic Sciences is an early stage technology company utilizing the Intelimer polymer technology for the development of dermal fillers. At that time, Landec received cash and preferred stock in Aesthetic Sciences. As part of the original agreement, Landec was to receive additional shares upon the completion of a specific milestone. During Landec’s second quarter of fiscal year 2007 that milestone was met and as a result Landec received an additional 800,000 shares of preferred stock valued at $481,000. Landec currently has a 19.9% ownership interest in Aesthetic Sciences.

Landec Consolidated Net Income

For the fourth quarter of fiscal year 2007, net income was $4.4 million compared to $6.7 million in fiscal year 2006. The decrease in net income in the fourth quarter was primarily due to a decrease of $3.8 million in operating income at Landec Ag as a result of the sale of FCD on December 1, 2006. The decrease in Landec Ag operating income was partially offset by a $1.7 million increase in operating income from Apio.

For fiscal year 2007, net income was $29.2 million which is significantly higher than the prior year due to several factors. Items increasing net income included: (1) $20.2 million of income, net of expenses and taxes, from the sale of FCD, (2) a $1.0 million increase in gross profits from Apio Tech, (3) a decrease in selling, general and administrative expenses at Apio of $906,000, (4) a $1.7 million increase in non-operating income due to an increase in net interest income and reduced debt interest and minority interest expenses, and (5) a $1.5 million settlement of insurance claims related to a fire that occurred at Landec’s former Dock Resins’ facility in 2000 which was recognized as a reduction in Corporate selling, general and administrative expenses. Net income was decreased by (1) a $3.3 million reduction of operating income at Landec Ag due to the sale of FCD, (2) a $1.3 million decrease in gross profits at the Corporate level primarily due to the decrease in license fees from Aesthetic Sciences and (3) Company stock compensation expenses of $615,000.

Landec Fourth Quarter and Fiscal Year 2007 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, July 25, 2007, during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2007. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 847-7864 or (703) 639-1430 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 1, 2007 by calling (888) 266-2081 or (703) 925-2533, code #1111008.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 28, 2006 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	May 27, 2007	May 28, 2006
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$62,556	$15,164
Accounts receivable, net	18,185	15,849
Inventories, net	6,800	6,134
Notes and advances receivable	282	390
Prepaid expenses and other current assets	1,316	1,237
Assets held for sale	—	31,838

Total Current Assets	89,139	70,612
Property and equipment, net	20,270	16,882
Intangible assets, net	29,630	29,476
Other assets	2,329	2,055

Total Assets	$141,368	$119,025

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$	$12,976
	13,880
Income taxes payable	458	—
Accrued compensation	3,126	2,764
Other accrued liabilities	1,312	1,968
Deferred revenue	3,491	811
Current maturities of long term debt	28	2,018
Liabilities assumed by buyer of FCD	—	11,668

Total Current Liabilities	22,295	32,205
Deferred revenue	7,000	—
Minority interest	1,845	1,771
Shareholders’ Equity
Common stock	129,560	126,288
Accumulated deficit	(19,332)	(41,239)

Total Shareholders’ Equity	110,228	85,049

Total Liabilities and Shareholders’ Equity	$141,368	$119,025

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 27,	May 28,	May 27,	May 28,
	2007	2006	2007	2006
Revenues:
Product sales	$48,114	$69,345	$201,892	$225,404
Services revenues	1,038	943	3,539	3,725
License fees	1,581	783	4,013	2,398
Research, development, and royalty revenues	468	216	1,054	426

Total revenues	51,201	71,287	210,498	231,953
Cost of revenue:
Cost of product sales	40,968	55,493	175,252	188,904
Cost of services revenues	770	844	2,860	3,005

Total cost of revenue	41,738	56,337	178,112	191,909
Gross profit	9,463	14,950	32,386	40,044
Operating costs and expenses:
Research and development	786	762	3,074	3,042
Selling, general and administrative	4,586	7,449	21,616	27,979
Expense (income) from sale of FCD	21	—	(22,669)	—

Total operating costs and expenses	5,393	8,211	2,021	31,021

Operating income	4,070	6,739	30,365	9,023
Interest income	870	238	1,945	633
Interest expense	(3)	(90)	(251)	(452)
Other expense	(159)	(192)	(414)	(553)

Net income before taxes	4,778	6,695	31,645	8,651
Income tax expense	(355)	—	(2,456)	—

Net income	$4,423	$6,695	$29,189	$8,651

Diluted net income per share	$0.16	$0.24	$1.07	$0.32

Shares used in diluted per share computations	26,859	26,067	26,558	25,657

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 27, 2007
QUESTIONS AND ANSWERS

1)	What results account for the increase in net income in fiscal year 2007 compared to fiscal year 2006 (in thousands)?

Net income for fiscal year 2006	$8,651
Income from sale of FCD, net of expenses	22,669
Increase in operating income at Apio	2,304
Increase in net interest income	1,652
Insurance settlement from fire	1,473
Income tax expense (due to sale of FCD)	(2,456)
Decrease in operating income at Landec Ag	(3,340)
Decrease in gross profits at Corporate	(1,265)
Stock-based compensation expense	(615)
Net other	116

Net income for fiscal year 2007	$29,189

2)	What would Landec’s diluted EPS have been in fiscal year 2007, excluding the income from the sale of FCD, net of expenses, and excluding Landec Ag’s losses through the close of the sale?

Diluted EPS as reported	$1.07
Income from sale of FCD, net of expenses	(0.85)
Landec Ag losses through the close of the sale	0.22

Diluted EPS excluding above results	$0.44

3)	Why are revenues down for the quarter and all of fiscal year 2007 compared to the same periods last year?

The following table outlines the changes in revenues for the fourth quarter and fiscal year 2007 compared to the same periods in fiscal year 2006 (in thousands):

Change in Revenues from FY 2006

	Three Months	Fiscal Year Ended
	Ended 5/27/07	5/27/07
Value Added	$4,362	$18,606
Apio Tech	283	1,045
Export	328	(3,931)
Domestic Commodity Buy/Sell (Buy/Sell)	89	(4,356)

Total Apio	5,062	11,364
Landec Ag	(24,374)	(31,266)
Corporate (Licensing Business)	(774)	(1,553)

Total Landec	$(20,086)	$(21,455)

Total Landec excluding Ag and Buy/Sell	$4,199	$14,167

In summary, revenues declined for Landec Ag and for our domestic commodity buy/sell business which are the two businesses we have either sold or have intentionally reduced, while revenues from our on-going core businesses have increased.

4)	What are the components of the net increase in cash to $62.6 million at May 27, 2007 from $15.2 million, on a restated basis, at May 28, 2006 (in thousands)?

Restated cash balance at May 28, 2006 (a)	$15,164
Proceeds from sale of FCD, net of expenses	49,443
Borrowing by Landec Ag assumed by Monsanto	9,338
License fee received from Monsanto	2,600
Proceeds from stock option exercises	2,723
Purchase of Ag’s subsidiary stock and options	(7,384)
Purchases of P,P&E	(6,782)
Reduction of long-term debt	(1,990)
Net other	(556)

Restated cash balance at May 27, 2007	$62,556

(a) Excludes Landec Ag’s cash balance at May 28, 2006.

5)	What are the Company’s expectations for fiscal year 2008?

Overall revenues are projected to grow 10% to 15% in fiscal year 2008 compared to fiscal year 2007. After excluding the following non-recurring events from fiscal year 2007, pre-tax net income for fiscal year 2008 is projected to grow 45% to 55% and net income after tax for fiscal year 2008 is projected to grow 30% to 40% compared to fiscal year 2007 (in thousands):

1)	Income, net of expenses, from sale of FCD — $22,669

2)	Insurance settlement from fire — $1,473

3)	Aesthetic Sciences milestone payment — $481

4)	Operating losses at Landec Ag from the beginning of the fiscal year through the close of the sale of FCD – ($5,838)

Included in the net income growth expectations for fiscal year 2008 is $5.4 million in license revenues from Monsanto, up from $2.7 million in fiscal year 2007, which is expected to be more than offset by an increase in our effective tax rate from 8% in fiscal year 2007 to approximately 30% in fiscal year 2008.

Specifically the growth opportunities and the challenges we face in fiscal year 2008 are:

Landec’s growth opportunities

a)	Increase Apio’s value-added revenues by 10% to 15% from customer expansion and new product introductions while maintaining fiscal year 2007 margins.

b)	Increase Apio Tech’s revenues and gross profits by increasing the sales of our banana packaging technology to Chiquita and commercializing new uses of Apio’s BreatheWay packaging technology.

c)	Work closely with Air Products to expand the use of our Intelimer polymer technology in personal care and other licensed fields.

d)	Explore further licensing and partnering collaborative agreements for our Intelimer temperature-activated polymer technology.

Landec’s challenges and risks

a)	Raw material costs for produce and labor costs are expected to increase in fiscal year 2008 compared to fiscal year 2007 which means we need to continue to improve operating efficiencies in order to maintain gross margins.

b)	Market share growth in our value-added vegetable business, particularly in our tray line, will continue to be difficult since we are the market share leader with nearly a 50% market share in vegetable trays.

c)	Anticipated growth in Apio Tech for fiscal year 2008 is primarily based on our banana program with Chiquita for which we are dependent on Chiquita’s ability to successfully advance the foodservice and retail grocery store applications for our BreatheWay technology.

6)	How do you see the Chiquita collaboration evolving such that sales and earnings become material?

The Chiquita-To-Go food service banana program, which uses Landec’s proprietary BreatheWay packaging technology, is going well. Chiquita is currently supplying over 10,000 North American outlets, including convenience stores, coffee shops, quick serve restaurants and drug stores, with the Chiquita-To-Go product, and Chiquita has said it plans to continue to aggressively expand distribution this year. In addition, Chiquita is currently conducting market tests at traditional retail grocery stores for its Fresh & Ready™ banana product, a convenient package of three ready-to-eat Chiquita bananas that also uses Landec’s proprietary BreatheWay packaging technology. The primary objective of these retail market tests is to evaluate consumer responses to various elements of the Fresh & Ready banana product, including marketing, merchandising and packaging. Chiquita remains very excited about the potential for the retail banana program.

7)	What are the primary reasons the Company is projecting raw material and labor costs to increase in fiscal year 2008 compared to fiscal year 2007?

First, our contracted produce sourcing costs for fiscal year 2008, excluding weather related spikes, have increased due to increased input costs to the growers.

Second, labor costs have increased due to the increase in the minimum wage and the competition for skilled industry labor. In addition, costs have increased as a result of new industry-wide food safety procedures.

8)	What levels of capital expenditures and R&D expenditures are expected in order to grow your core businesses?

For fiscal year 2008 we expect capital expenditures to decrease to historical levels of approximately $3.9 million from $6.8 million in fiscal year 2007. In fiscal year 2007, we expanded Apio’s value-added fresh-cut vegetable processing facility by 60% adding 36,000 square feet of capacity and produce storage space and further automated our food processing capabilities at Apio.

We expect total Company R&D expenses for fiscal year 2008 to be about the same as the $3.1 million spent during fiscal year 2007. Fiscal year 2007 included $266,000 in R&D expenses at Landec Ag prior to entering into the licensing agreement with Monsanto (after the agreement Monsanto is paying for all of Landec Ag’s R&D expenses).

9) Now that FCD has been sold, how will Landec be structured going forward?

Beginning in fiscal year 2008, we will have two operating businesses, the Apio Food Technology business and the Intelimer Technology Licensing business (which will include Landec Ag’s Intellicoat license with Monsanto). Landec’s Corporate G&A and interest income will be reported separately for segment reporting under “Other”.

10) Why have several directors and officers sold Landec shares during fiscal year 2007?

The average tenure at Landec for our directors and officers is over ten years. Prior to this past year there were virtually no sales of Landec stock by our officers and directors. The primary sales during the last year were (1) by a director through his family trust who helped fund the acquisition of Apio by his purchase of Landec shares in 1999, (2) by Landec’s Chief Operating Officer who needed diversification in his portfolio and (3) by Landec’s Chief Executive Officer who used the majority of the proceeds from his sales to exercise options that were going to expire and to pay taxes on those exercises.

11)	How do the results by line of business for the three and twelve months ended May 27, 2007 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Twelve months ended	Twelve months
	ended 5/27/07	5/28/06	5/27/07	ended 5/28/06
Revenues:
Apio Value Added (a)	$40,847	$36,485	$154,744	$136,141
Apio Tech (b)	378	95	1,730	685
Landec Ag	1,350	25,723	2,831	34,096
Corporate	309	1,084	1,487	3,041

Total Technology	42,884	63,387	160,792	173,963
Apio Trading (c)	8,317	7,900	49,706	57,990

Total Revenues	51,201	71,287	210,498	231,953
Gross Profit:
Apio Value Added	6,829	5,586	23,426	23,022
Apio Tech	358	56	1,639	619
Landec Ag	1,350	7,800	2,647	10,439
Corporate	309	1,017	1,487	2,752

Total Technology	8,846	14,459	29,199	36,832
Apio Trading	617	491	3,187	3,212

Total Gross Profit	9,463	14,950	32,386	40,044
R&D:
Apio	361	375	1,169	1,108
Landec Ag	—	—	266	470
Corporate	425	387	1,639	1,464

Total R&D	786	762	3,074	3,042
S,G&A:
Apio	3,304	3,310	12,667	13,633
Landec Ag	21	2,696	(17302)	9,616
Corporate	1,282	1,443	3,582	4,730

Total S,G&A	4,607	7,449	(1,053)	27,979
Other (d):
Apio	(1,551)	(756)	(3,500)	(2,984)
Landec Ag	645	(428)	(2,509)	(1,740)
Corporate	1,259	1,140	4,833	4,352

Total Other	353	(44)	(1,176)	(372)
Net Income (Loss):
Apio	2,588	1,692	10,916	9,128
Landec Ag (e)	1,974	4,676	17,174	(1,387)
Corporate	(139)	327	1,099	910

Net Income	$4,423	$6,695	$29,189	$8,651
Net Income Per Diluted Share	$0.16	$0.24	$1.07	$0.32

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Other is net interest income/(expense), non-operating income/(expense), income taxes and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits were realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.